Exhibit 15.1

APOLLONIA, LLC

SPECIAL MEETING OF UNITHOLDERS

____________, ___, 2019

[6:00 p.m. MT]

(Registration for Voting Unitholders begins at [5:30 MT])

Meeting Location: OtterBox Headquarters

209 S. Meldrum St.

Fort Collins, CO 80521

All of our unitholders, voting or non-voting, will receive notice of the special meeting and are entitled to attend the meeting in person or by [teleconference] [viewing the live webinar, with detailed webinar instructions to be sent to you prior to the meeting date.]

If you plan to attend the meeting in person, please RSVP for the meeting by calling us at 970-282-0156, ext. 3512 or notifying us by email: investor_relations@St-Renatus.com.

Apollonia, LLC

P.O. Box 272390

Fort Collins, CO 80527

PROXY

This proxy is solicited by the Apollonia Board of Directors for use at the Special Meeting of Unitholders on ________, 2019. The purpose of the Special Meeting is to seek the approval of voting Apollonia unitholders to approve the proposed merger with St. Renatus, LLC as described in the enclosed Proxy Statement/Offering Circular.

The number of voting Apollonia Common Units and nonvoting Apollonia Financial Rights, if any, you hold of record in your account and the total St. Renatus voting Common Units you will receive pursuant to the merger in exchange for your entire interest in Apollonia is set forth on the reverse side.

If no choice is specified, the proxy will be voted FOR Proposal No. 1 with respect to your voting units.

By signing the proxy, you revoke all prior proxies and appoint Michael Herold, with full power of substitution, to vote your units on the matters shown on the reverse side and any other matters which may come before the Special Meeting of Unitholders and all adjournments.

See Reverse For Voting Instructions.

VOTING UNITHOLDER EXACT NAME	XXXXXXX APOLLONIA VOTING COMMON UNITS
AND ADDRESS
XXXXXXX APOLLONIA NON- VOTING FINANCIAL RIGHTS
CITY, STATE ZIP

TITLE: [ ]
XXXXXXX ST. RENATUS VOTING
COMMON UNITS TO BE ISSUED TO
UNITHOLDER

Vote by Mail

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return this card by email or fax to the following:

EMAIL—_____________________

FACSIMILE--__________________

TO VOTE BY MAIL, EMAIL OR FAX AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

WE WOULD APPRECIATE RECEIVING YOUR PROXY BY __, 2019, BUT WE WILL ACCEPT PROXIES RECEIVED BY MAIL, EMAIL OR FAX UNTIL [2 P.M.] MOUNTAIN TIME, __, 2019.

The Board of Directors Recommends a Vote FOR Proposal No. 1.

Proposal No. 1. To approve the agreement and plan of merger, dated as of November 7, 2018, among Apollonia, LLC, St. Renatus, LLC and SR Merger Sub LLC, a copy of which is attached as Annex A to the Proxy Statement/Offering Circular to which this proxy card is attached, and approve the merger of Apollonia, LLC with SR Merger Sub, LLC, with Apollonia, LLC as the surviving company and becoming a direct, wholly-owned subsidiary of St. Renatus, LLC as a result of the merger.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS

Address Change? Mark box, sign, and indicate changes below:   ☐

Date _____________________________________

 Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Custodians, Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.